DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports First Quarter 2018 Results

Downingtown PA., April 24, 2018 (GLOBE NEWSWIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $2.6 million, or $0.61 per diluted share, for the quarter ended March 31, 2018, compared with $2.4 million, or $0.57 per diluted share, for the same quarter last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

William J. Hieb, President and CEO, commented, “Our first quarter results represented a good start to the new year.  Our performance included solid loan, deposit, and wealth management growth along with disciplined expense management.”  Mr. Hieb continued, “Despite our solid commercial loan and core deposit growth, margin pressure continued as we contend with the flatter yield curve and better position our balance sheet for rising short-term interest rates.”

Highlights

•	Total loans increased 2.2% on a sequential quarter basis and 5.9% since March 31, 2017.
•	Core deposits grew $36.1 million, or 5.3% since December 31, 2017, and were 80% of total deposits at March 31, 2018. As of the same date, the loan-to-deposit ratio was 97%.
•	Asset quality remained strong as net charge-offs were only 0.04% (annualized) of total average loans for the first quarter of 2018. Non-performing loans were 0.97% of total loans at March 31, 2018.
•

On a year-over-year basis, net income increased $172,000, or 7.0%, despite the 16 basis point decrease in the net interest margin to 3.51%.  The decline was largely attributable to a  $379,000 net reduction in purchase accounting marks and an overall increase in market interest rates on interest-bearing liabilities.

•

Wealth management assets under care increased 3.0% to $260.3 million as of March 31, 2018, from $252.8 million as of December, 31, 2017.  Wealth management fees represented approximately 34% of total fee income for the first quarter of 2018.

•	The Company paid a quarterly cash dividend of $0.07 per share on March 27, 2018.

Income Statement Summary

Net income of $2.6 million for the first quarter of 2018, generated a return on average assets (“ROAA”) and return on average tangible common equity (“ROTCE”) of 0.97% and 12.1%, respectively.

Net interest income for the three months ending March 31, 2018 was $9.0 million, which represents a $621,000 decrease from the quarter ended December 31, 2017, and a $205,000 decrease from the quarter ended March 31, 2017.  The year-over-year decline was primarily due to a 16 basis point decrease in the net interest margin to 3.51% for the quarter ended March 31, 2018.  The drop in the net interest margin resulted chiefly from a $379,000 net reduction in purchase accounting marks and the higher cost of interest-bearing liabilities, partially offset by a $21.14 million rise in total average interest-earning assets. For the first quarters of 2018 and 2017, the weighted average yields on total interest-earning assets were 4.24% and 4.16%, respectively, which included purchase accounting adjustments.

Total interest expense was $1.9 million for the three months ending March 31, 2018, compared with $1.6 million for the three months ending December 31, 2017, and $1.3 million for the first quarter of 2017.  The weighted average rate paid for interest-bearing liabilities was 0.78%, 0.66% and 0.53% for the quarters ending March 31, 2018, December 31, 2017 and March 31, 2017, respectively.  The rise in the weighted average rate year-over-year was primarily due to a $196,000 reduction in purchase accounting marks and an overall increase in market interest rates.

The provision for credit losses was $375,000 for the first quarter of 2018, compared with $325,000 for the same quarter last year.  As of March 31, 2018, the allowance for credit losses was $6.1 million and represented 0.71% of total loans.  Loans acquired in connection with the purchase of East River in 2016 were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.

Total non-interest income for the first quarter of 2018 was $1.3 million, compared with $1.2 million for the same quarter last year.  Wealth management fees were $435,000 for the first quarter of 2018, compared with $374,000 for the first quarter of 2017. Wealth management fees represented approximately 34% of total fee income.

Non-interest expense was $6.7 million for the first quarter of 2018, which was stable compared with the first quarter of 2017.

The enactment of the Tax Cuts and Jobs Act in December 2017 provided significant changes including a reduction of the federal corporate tax rate to 21% from 34%, effective January 1, 2018.  The Company’s tax rate for the quarter ended March 31, 2018 was 18.2%, compared with 29.6% for the same quarter, last year.

Balance Sheet Summary

As of March 31, 2018, total assets were $1.1 billion.  Since December 31, 2017, total assets increased 1.7%, primarily due to total loan growth of $18.4 million, or 2.2%.  Total deposits increased $30.6 million, or 3.6%, on a sequential quarter basis mainly due to growth in core deposits.  As of March 31, 2018, total shareholders’ equity was $103.7 million, compared with $101.9 million as of December 31, 2017.  Tangible book value per share was $20.44 as of March 31, 2018, compared with $20.06 as of December 31, 2017.

As of March 31, 2018, total loans were $864.3 million, or 78.6% of total assets.  Over the past 3 months, total commercial loans increased $19.1 million, or 2.8%.  Commercial mortgage loans increased $13.6 million, or 2.8%, commercial business loans grew $1.6 million, or 1.2%, and commercial construction loans increased $3.8 million, or 5.1%.  As of March 31, 2018, commercial loans totaled $708.5 million and represented 82% of total loans.  Consumer loans, however, declined over the quarter as overall loan demand appeared fairly restrained. The Company’s loan originations have been prudent and conservative underwriting standards have been maintained.

On a sequential quarter basis, total core deposits increased $36.1 million, or 5.3%, and were 80.2% of total deposits as of March 31, 2018.  As of the same date, noninterest-bearing deposits were 19.3% of total deposits.  Core deposit growth in the first quarter of 2018, was primarily attributable to an increase in money market accounts.  The planned decrease in time deposits was partially offset by an increase in brokered deposits due to the more favorable rates and maturities available during the first quarter of 2018.

Capital ratios continue to exceed all regulatory guidelines.  As of March 31, 2018, the Tier 1 leverage ratio was 9.33%, the Tier 1 risk-based capital was 11.67%, the common equity Tier 1 risk-based capital ratio was 10.63% and the total risk based capital ratio was 13.56%.  As of the same date, the tangible common equity-to-tangible assets ratio was 8.09%.  Intangible assets and goodwill totaled $15.9 million as of March 31, 2018.

Asset Quality Summary

Asset quality remained strong as net charge-offs were 0.04% (annualized) of total average loans for the quarter ended March 31, 2018.  Total non-performing assets, including loans and other real estate property, were $13.4 million as of March 31, 2018, compared with $12.6 million as of December 31, 2017, and $12.7 million as of March 31, 2017.  The ratio of non-performing loans to total loans was 0.97% as of March 31, 2018, versus 0.89% as of December 31, 2017.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the Bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. Simulation model results continue to show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios, but risk is increasing. Rate changes ramped in over 24 months also show moderate liability sensitivity.

Non-GAAP Based Financial Measures

The income statement summary and selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts. These measures are tangible book value per common share, return on average tangible equity and tangible equity to tangible assets. Tangible book value per share adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders' Equity). Return on average tangible equity adjusts the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity). Tangible equity to tangible assets adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity)

and adjust the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Total Assets). Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of non-GAAP measures provides additional clarity when assessing our financial results and use of equity. Disclosures of this type should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Further, DNB’s expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
EARNINGS:
Interest income	$10,913	$10,494
Interest expense	1,886	1,262
Net interest income	9,027	9,232
Provision for credit losses	375	325
Non-interest income	1,273	1,226
Gain from insurance proceeds	-	80
Loss on sale / write-down of OREO and ORA	-	(1)
Due diligence & merger expense	-	51
Non-interest expense	6,730	6,695
Income before income taxes(1)	3,195	3,468
Income tax expense	582	1,027
Net income	$2,613	$2,441
Net income per common share, diluted	$0.61	$0.57

(1) Net income before income taxes includes net accretion of purchase accounting fair value adjustments of $262,000 for the three month period ended March 31, 2018, compared with $638,000 for the same quarter last year.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$14,078	$10,917
Investment securities	171,108	174,173
Loans held for sale	646	651
Loans	864,345	845,897
Allowance for credit losses	(6,145)	(5,843)
Net loans	858,200	840,054
Premises and equipment, net	8,366	8,649
Other assets	47,632	47,471
Total assets	$1,100,030	$1,081,915

Deposits	$891,786	$861,203
FHLB advances	67,993	79,013
Repurchase agreements	10,717	12,023
Other borrowings	9,630	12,017
Subordinated debt	9,750	9,750
Other liabilities	6,484	5,967
Stockholders' equity	103,670	101,942
Total liabilities and stockholders' equity	$1,100,030	$1,081,915

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2018	2017	2017	2017	2017
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data
Net income	$2,613	$808	$2,411	$2,286	$2,441
Basic earnings per common share	$0.61	$0.19	$0.57	$0.54	$0.57
Diluted earnings per common share	$0.61	$0.19	$0.56	$0.53	$0.57
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$24.15	$23.78	$23.90	$23.35	$22.88
Tangible book value per common share (Non-GAAP)	$20.44	$20.06	$20.15	$19.59	$19.11
Average common shares outstanding	4,291	4,274	4,262	4,258	4,247
Average diluted common shares outstanding	4,309	4,297	4,296	4,292	4,274

Performance Ratios
Return on average assets	0.97%	0.30%	0.90%	0.84%	0.92%
Return on average equity	10.25%	3.10%	9.42%	9.23%	10.28%
Return on average tangible equity (Non-GAAP)	12.12%	3.66%	11.18%	11.00%	12.34%
Net interest margin	3.51%	3.74%	3.72%	3.59%	3.67%
Efficiency ratio	64.61%	64.73%	63.45%	63.80%	63.14%
Wtd average yield on earning assets	4.24%	4.35%	4.30%	4.12%	4.16%

Asset Quality Ratios
Net charge-offs to average loans	0.04%	0.06%	0.02%	0.36%	0.14%
Non-performing loans/Total loans	0.97%	0.89%	0.87%	0.84%	0.94%
Non-performing assets/Total assets	1.22%	1.16%	1.13%	1.13%	1.16%
Allowance for credit loss/Total loans	0.71%	0.69%	0.68%	0.65%	0.66%
Allowance for credit loss/Non-performing loans	73.08%	77.36%	78.68%	76.76%	70.56%

Capital Ratios
Total equity/Total assets	9.42%	9.42%	9.56%	9.19%	8.93%
Tangible equity/Tangible assets (Non-GAAP)	8.09%	8.07%	8.18%	7.83%	7.57%
Tier 1 leverage ratio	9.33%	9.19%	9.22%	8.80%	8.75%
Common equity tier 1 risk-based capital ratio	10.63%	10.71%	10.78%	10.24%	9.71%
Tier 1 risk based capital ratio	11.67%	11.80%	11.88%	11.32%	10.75%
Total risk based capital ratio	13.56%	13.73%	13.79%	13.15%	12.56%

Wealth Management Assets Under Care(1)	$260,324	$252,823	$246,294	$232,707	$224,490

(1) Wealth Management Assets Under Care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
EARNINGS:
Interest income	$10,913	$11,241	$10,989	$10,661	$10,494
Interest expense	1,886	1,593	1,483	1,382	1,262
Net interest income	9,027	9,648	9,506	9,279	9,232
Provision for credit losses	375	375	375	585	325
Non-interest income	1,273	1,250	1,236	1,300	1,226
Gain from insurance proceeds	-	123	-	-	80
Gain on sale of investment securities	-	25	-	25	-
Gain on sale of SBA loans	-	21	35	97	-
Loss (gain) on sale / write-down of OREO and ORA	-	-	7	115	(1)
Due diligence & merger expense	-	-	-	26	51
Non-interest expense	6,730	7,202	6,983	6,943	6,695
Income before income taxes	3,195	3,490	3,412	3,032	3,468
Income tax expense	582	2,682	1,001	746	1,027
Net income(1)	$2,613	$808	$2,411	$2,286	$2,441
Net income per common share, diluted	$0.61	$0.19	$0.56	$0.53	$0.57

(1) Fourth quarter 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$14,078	$10,917	$19,490	$36,189	$44,068
Investment securities	171,108	174,173	175,148	177,149	178,422
Loans held for sale	646	651	350	-	200
Loans and leases	864,345	845,897	819,753	816,525	816,363
Allowance for credit losses	(6,145)	(5,843)	(5,594)	(5,267)	(5,418)
Net loans and leases	858,200	840,054	814,159	811,258	810,945
Premises and equipment, net	8,366	8,649	8,898	9,099	9,203
Goodwill	15,525	15,525	15,525	15,525	15,525
Other assets	32,107	31,946	32,113	32,240	31,576
Total assets	$1,100,030	$1,081,915	$1,065,683	$1,081,460	$1,089,939

Demand	$172,044	$176,815	$198,399	$181,529	$176,199
NOW	207,538	199,310	195,455	209,355	218,133
Money market	253,757	221,726	217,870	240,434	221,356
Savings	81,635	81,050	81,030	84,820	84,700
Core deposits	714,974	678,901	692,754	716,138	700,388
Time deposits	115,214	140,490	136,759	147,110	177,335
Brokered deposits	61,598	41,812	41,815	29,811	28,045
Total deposits	891,786	861,203	871,328	893,059	905,768
FHLB advances	67,993	79,013	51,047	49,869	50,972
Repurchase agreements	10,717	12,023	15,383	15,700	11,474
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,630	12,017	9,658	9,672	9,685
Other liabilities	6,484	5,967	6,633	4,005	5,002
Stockholders' equity	103,670	101,942	101,884	99,405	97,288
Total liabilities and stockholders' equity	$1,100,030	$1,081,915	$1,065,683	$1,081,460	$1,089,939

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$16,509	$23,513	$20,673	$46,629	$27,406
Investment securities	180,162	180,754	182,930	182,124	185,676
Loans held for sale	113	34	49	10	41
Loans and leases	851,623	827,273	818,800	817,148	815,028
Allowance for credit losses	(5,958)	(5,639)	(5,388)	(5,557)	(5,432)
Net loans and leases	845,665	821,634	813,412	811,591	809,596
Premises and equipment, net	8,552	8,841	9,032	9,188	9,267
Goodwill	15,525	15,525	15,525	15,525	15,589
Other assets	23,436	24,723	24,839	24,785	24,046
Total assets	$1,089,962	$1,075,024	$1,066,460	$1,089,852	$1,071,621

Demand	$174,022	$192,700	$188,804	$183,329	$172,984
NOW	204,719	196,055	199,311	209,433	218,357
Money market	236,165	216,853	223,448	232,662	197,615
Savings	80,992	81,118	82,971	84,946	85,348
Core deposits	695,898	686,726	694,534	710,370	674,304
Time deposits	133,222	142,283	142,846	166,459	180,819
Brokered deposits	43,739	41,814	35,474	26,709	28,326
Total deposits	872,859	870,823	872,854	903,538	883,449
FHLB advances	75,458	59,373	50,827	50,634	55,420
Repurchase agreements	12,364	15,388	16,070	12,551	12,858
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	10,470	9,835	9,996	9,684	9,748
Other liabilities	5,657	6,298	5,433	4,353	4,070
Stockholders' equity	103,404	103,557	101,530	99,342	96,326
Total liabilities and stockholders' equity	$1,089,962	$1,075,024	$1,066,460	$1,089,852	$1,071,621

DNB Financial Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of Tangible Book Value Per Common Share to Book Value Per Common Share
(In thousands, except share and per share data)
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
Stockholders' Equity	$103,670	$101,942	$101,884	$99,405	$97,288
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	423	435	459	485	511
Tangible common equity (Non-GAAP)	$87,722	$85,982	$85,900	$83,395	$81,252

Outstanding shares	4,292,689	4,286,117	4,262,721	4,258,073	4,251,664

Book value per common share (GAAP)	$24.15	$23.78	$23.90	$23.35	$22.88
Tangible book value per common share (Non-GAAP)	20.44	20.06	20.15	19.59	19.11

Return on Average Tangible Equity
(Dollars in thousands)	For the Quarter Ended
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
Average Stockholders' Equity	$103,404	$103,557	$101,530	$99,342	$96,326
Average goodwill	15,525	15,525	15,525	15,525	15,589
Average other intangible assets	423	435	472	498	524
Average tangible stockholders' equity (Non-GAAP)	$87,456	$87,597	$85,533	$83,319	$80,213

Net Income	$2,613	$808	$2,411	$2,286	$2,441

Return on average stockholders' equity (GAAP)	10.25%	3.10%	9.42%	9.23%	10.28%
Return on average tangible equity (Non-GAAP)	12.12	3.66	11.18	11.00	12.34

Tangible Equity/Tangible Assets
(Dollars in thousands)
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2018	2017	2017	2017	2017
Stockholders' Equity	$103,670	$101,942	$101,884	$99,405	$97,288
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	423	435	459	485	511
Tangible common equity (Non-GAAP)	$87,722	$85,982	$85,900	$83,395	$81,252

Assets	1,100,030	1,081,915	1,065,683	1,081,460	1,089,939
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	423	435	459	485	511
Tangible assets (Non-GAAP)	1,084,082	1,065,955	1,049,699	1,065,450	1,073,903

Total equity/Total assets (GAAP)	9.42%	9.42%	9.56%	9.19%	8.93%
Tangible equity/Tangible assets (Non-GAAP)	8.09	8.07	8.18	7.83	7.57